Exhibit 23.1



                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Maverick Tube Corporation and Subsidiaries of our report dated February 3, 2003 (except for Note 18, as to which the date is February 19, 2003) included in the 2002 Annual Report to Stockholders of Maverick Tube Corporation.

Our audits also included the financial statement schedule of Maverick Tube Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-103355, Form S-3 No. 33-56568, Form S-3 No. 333-61292, Form
S-3 No. 333-42144, and Form S-3 No. 333-83478) and in the related Prospectuses of Maverick Tube Corporation and in the Registration Statements (Form S-8 No. 33-89526, Form S-8 No. 333-52621, Form S-8 No. 333-30696, Form S-8 No.
333-46740) pertaining to the Maverick Tube Corporation Amended and Restated 1990 Stock Option Plan, the Maverick Tube Corporation 1994 Stock Option Plan, the Maverick Tube Corporation Director Stock Option Plan, the Maverick Tube Corporation 1999 Director Stock Option Plan, and the Amended and Restated Prudential Steel Ltd. Stock Option Plan of Maverick Tube Corporation of our report dated February 3, 2003 (except for Note 18, as to which the date is February 19, 2003), with respect to the consolidated financial statements and schedule of Maverick Tube Corporation and Subsidiaries included and incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2002.


                                                   /s/ Ernst & Young LLP


St. Louis, Missouri
March 27, 2003